Exhibit 99.1
                                 Contact:  N. Gregory Petrick
                                           Executive Vice President and
                                           Chief Financial Officer
                                           (814) 234-6000

Press Release
FOR IMMEDIATE RELEASE
---------------------

                                UNI-MARTS, INC.
                                ---------------
             ANNOUNCES FISCAL 2003 SECOND QUARTER FINANCIAL RESULTS
             ------------------------------------------------------

     STATE COLLEGE, PENNSYLVANIA, April 25, 2003 - Uni-Marts, Inc.
(AMEX: UNI) today reported financial results for the second fiscal quarter ended April 3, 2003.

     For the second quarter of fiscal 2003, Uni-Marts reported a 15.2% increase in revenues to $105.0 million, compared to revenues of $91.2 million for the second quarter of fiscal 2002, ended April 4, 2002. Revenues increased principally due to a 39.4 cent per gallon increase in the average retail price per gallon of petroleum sold at the Company's locations when compared to the second quarter of fiscal 2002. For the 2003 second fiscal quarter, merchandise sales at comparable stores declined by 2.0% and gasoline gallons sold at comparable stores declined by 0.9% compared to the same quarter of fiscal 2002. The Company reported a net loss from continuing operations of $1.9 million, or $0.27 per share, compared to a net loss of $1.1 million, or $0.16 per share, for the prior year's second fiscal quarter.

     As previously announced, in the second quarter of fiscal 2003 the Company amended its Revolving Credit Agreement with Provident Bank to extend the maturity date and to amend certain financial covenants. In addition, the Company successfully sold four locations as part of its divestiture strategy. The sale of these locations resulted in an $838,000 reduction in debt and net cash proceeds of $304,000. The loss on disposal was $248,000, resulting in a total loss from discontinued operations of $329,000, net of income taxes, for the second quarter of fiscal 2003.

     For the first six months of fiscal 2003, the Company reported a 13.1% increase in revenues to $213.8 million, compared to revenues of $189.1 million in the corresponding six-month period of fiscal 2002. Revenues increased principally due to a 31.0 cent per gallon increase in the average retail price per gallon of petroleum sold in the current reporting period when compared to the first six months of fiscal 2002. Merchandise sales at comparable stores declined by 0.3%, while gasoline gallons sold at comparable stores were relatively flat when compared to the first six months of fiscal 2002. The Company reported a net loss from continuing operations, before the effect of a change in accounting principle in connection with the Company's adoption of SFAS No. 142 effective as of October 1, 2002, of $2.3 million, or $0.32 per share, compared to a net loss of $1.0 million, or $0.14 per share, for the same period of fiscal 2002.

     As previously indicated, the Company adopted Statement of Financial Accounting Standards ("SFAS") Nos. 142 and 144 during the first quarter of fiscal year 2003. Specifically, SFAS No. 142 provides that assets with indefinite lives not be amortized but tested for impairment and provides guidance for such testing. As required, the Company completed the testing in the second fiscal quarter, resulting in a one-time non-cash charge of $5.8 million, before income taxes. The charge reflects the cumulative effect of adopting the accounting change and does not affect the Company's operations. In addition, the accounting change eliminated any further amortization of goodwill, which was approximately $400,000 per year. Total net loss for the first six months of fiscal 2003 (including a loss from discontinued operations of $383,000 and change in accounting principle of $5.5 million) was $8.2 million, or $1.15 per share, compared to a net loss of $1.0 million, or $0.15 per share, for the first six months of fiscal 2002.

     Henry D. Sahakian, Chairman and Chief Executive Officer, commented on the Company's fiscal 2003 second quarter results, "Revenues improved due to a 39.4 cent per gallon increase in the average retail price of gasoline, offset by declines in comparable store merchandise and gasoline gallon sales. Store sales declined in part due to the discontinued operation of four locations and harsh winter weather throughout our operating area during the current fiscal quarter when compared to the second quarter of fiscal 2002. Lower merchandise sales contributed to a 4.3% decline in merchandise gross margins, while gasoline margins increased by 7.1% for the 2003 second fiscal quarter."

     "For the first six months of fiscal 2003, store sales were negatively affected by economic conditions, poor weather conditions primarily in the second fiscal quarter, and fewer stores in operation when compared to the same six-month period in fiscal 2002," commented Mr. Sahakian. "Gasoline gross margins increased by 2.1%, while lower merchandise gross margin rates, combined with a 0.8% decline in merchandise sales, resulted in a 3.0% decline in merchandise gross margins for the first six months of fiscal 2003."

     "For the remainder of fiscal 2003, we will seek to improve our operations through our divestiture plans, as well as by implementing marketing and pricing strategies designed to improve sales and margin levels as we enter our traditionally higher customer traffic season," added Mr. Sahakian.

     At April 3, 2003, Uni-Marts operated 294 convenience stores and Choice Cigarette Discount Outlets in Pennsylvania, New York, Delaware, Maryland and Virginia. Self-service gasoline was sold at 238 of these locations.

     Certain statements contained in this release are forward looking.
Although Uni-Marts, Inc. believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. The forward-looking statements include, but are not limited to, statements related to the possibility of successful completion of any strategic transaction or enhancement of stockholder value. Factors that could cause actual results to differ from expectations include general economic, business and market conditions, volatility of gasoline prices, merchandise margins, customer traffic, weather conditions, labor costs and the level of capital expenditures. For other important factors that may cause actual results to differ materially from expectations and underlying assumptions, see reports by Uni-Marts, Inc. filed with the Securities and Exchange Commission.

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
UNI-MARTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)
                                                Second Quarter Ended     Two Quarters Ended
                                                  April 3,  April 4,     April 3,   April 4,
                                                    2003      2002         2003       2002
--------------------------------------------------------------------------------------------
Revenues:
 Merchandise sales                               $ 50,734   $ 52,017     $106,790   $107,672
 Gasoline sales                                    53,909     38,676      106,202     80,534
 Other income                                         386        469          851        909
                                                 -------------------------------------------
     Total                                        105,029     91,162      213,843    189,115
Costs and Expenses:
 Cost of sales                                     84,681     70,371      171,224    145,613
 Selling                                           16,909     16,735       34,118     33,510
 General and administrative                         1,986      2,141        3,886      4,043
 Depreciation and amortization                      1,930      2,048        3,858      4,083
 Interest                                           1,577      1,574        3,200      3,369
                                                 -------------------------------------------
     Total                                        107,083     92,869      216,286    190,618
Loss from continuing operations before income taxes
  and change in accounting principle               (2,054)    (1,707)      (2,443)    (1,503)
Income tax benefit                                   (108)      (593)        (129)      (523)
                                                 -------------------------------------------
Loss from continuing operations before change
  in accounting principle                          (1,946)    (1,114)      (2,314)      (980)
Discontinued Operations:
Loss from discontinued operations                     (99)       (37)        (156)       (75)
Loss on disposal of discontinued operations          (248)         0         (248)         0
Income tax benefit                                    (18)       (13)         (21)       (26)
                                                 -------------------------------------------
Loss on discontinued operations                      (329)       (24)        (383)       (49)
Cumulative effect of change in accounting principle,
  net of income tax benefit of $310                     0          0       (5,547)         0
                                                 -------------------------------------------
Net Loss                                         $ (2,275)   $(1,138)	  $(8,244)	 $(1,029)
                                                 ===========================================
Loss Per Share:
Loss per share from continuing operations before
  change in accounting principle                  $ (0.27)   $ (0.16)     $ (0.32)   $ (0.14)
Loss per share from discontinued operations         (0.04)     (0.00)       (0.05)     (0.01)
Loss per share from change in accounting principle  (0.00)     (0.00)       (0.78)      0.00
                                                  ------------------------------------------
Basic and diluted net loss per share              $ (0.31)   $ (0.16)     $ (1.15)   $ (0.15)
                                                  ==========================================
Basic and diluted weighted average number of common
  shares outstanding                                7,155      7,095        7,143      7,082
                                                  ==========================================

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except per share data)
                                                April 3,  September 30,
                                                  2003        2002
-----------------------------------------------------------------------
Current assets                                  $ 31,382      $ 39,413
Net property, equipment and improvements          93,538        98,037
Net intangible and other assets                    1,740         7,695
                                                ----------------------
     Total                                       126,660       145,145
Current liabilities                               30,591        37,670
Long-term debt                                    69,560        72,126
Deferred taxes and other liabilities               6,366         7,032
                                                ----------------------
     Total                                       106,517       116,828
Stockholders' equity                              20,143        28,317
                                                ----------------------
Total liabilities and stockholders' equity      $126,660      $145,145
                                                ======================
Book value per share                            $   2.80      $   3.97
                                                ======================